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                                                                Exhibit 10.13




                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of October 8, 2003 by and between Kinetics Holdings Corporation, a Delaware corporation (the "Employer," "Kinetics" or "Company"), and John R. Ferron (the "Employee").

         WHEREAS, Employer, a current employee of Kinetics, desires to retain the services of Employee, and Employee desires to continue to provide his services in exchange for compensation, Employer' hereby agrees that it shall offer to continue to employ Employee, and Employee agrees that he shall accept such continued employment, under the terms and conditions hereinafter set forth, the parties hereby agree as follows.

         1. Position and Title. Employee will be employed by Kinetics as its Chief Financial Officer upon the date hereof (the "Effective Date") and continuing thereafter until December 31, 2005 (the "Term"), or until earlier termination pursuant to
                  Section 6. Employee will have overall responsibility for the management of the Company's financial and administrative affairs, and such other duties as the Company may reasonably require, and shall report directly to its Chief Executive Officer (the "CEO"). Employee will be expected to devote Employee's full working time and attention to the business of Kinetics, and Employee will not render services to any other business without the prior approval of the CEO or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Kinetics. Employee will also be expected to comply with and be bound by the Company's operating policies, procedures and practices that are from time to time in effect during the term of Employee's employment.

         2.       Cash Compensation.

         Base Salary. Employee's annual base salary is $292,500. Employee's annual base salary shall be reviewed and increased from time to time at the discretion of the CEO, in consultation with the Compensation Committee

         Bonus Compensation. Employee's cash bonus for 2003 shall be $200,000, and shall be payable upon the execution hereof. Employee's performance bonus in each of 2004 and 2005 shall be earned on the basis of employee's performance against a defined set of metrics, to be determined through agreement by the Employee and the CEO (in consultation with the Compensation Committee), and shall be in writing. For such periods, Employee would be eligible for a bonus equal to 30%-120% of his then-current base salary. Eligibility for the 2004 and 2005 bonus shall be dependant upon continued employment including being on the payroll on the last day of each year. All unpaid amounts of Employee's annual bonus shall be paid not later than the 91st day of the following year.

3. Vacation: Employee shall be eligible for three (3) weeks of vacation annually, which shall accrue pursuant to the Company's normal vacation accrual policy.

4. Other Benefits. Employee will be eligible for the normal health insurance, 401(k), any employee stock purchase plan and other benefits that are offered to all Kinetics senior executives of similar rank and status.

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5.       Stock Options. Employee shall be eligible to participate in the
         Company's employee equity compensation programs at a level consistent with that of other Kinetics senior executives of similar rank and status and as provided by the program or plan.

6. Employment and Termination. Employee's employment with Kinetics will be at-will and may be terminated by Employee or by Kinetics at any time for any reason. Employee may terminate his employment upon written notice to the CEO for any reason, including "Good Reason," as provided below;

               a. Employee may terminate his employment upon written notice to the CEO at any time at Employee's discretion without Good Reason ("Voluntary Termination");

               b Employee may terminate his employment upon written notice to the CEO at any time at Employee's discretion with Good Reason (an "Constructive Termination");

               c. Kinetics may terminate Employee's employment upon written notice to Employee at any time following a determination by the CEO, the Compensation Committee or the Board, upon a finding that there is "Cause," as defined below, For such termination ("Termination for Cause");

               d. Kinetics may terminate Employee's employment upon written notice to Employee at any time in the sole discretion of the CEO, the Compensation Committee or the Board, without a determination that there is Cause for such termination ("Termination without Cause");

               e. Employee's employment will automatically terminate upon Employee's death or upon Employee's disability as determined by the Company ("Termination for Death or Disability"); provided that "disability" shall mean Employee's inability to perform Employee's essential job responsibilities with or without reasonable accommodation Due to the critical importance of this position to the Company, it is agreed that it would be an undue hardship for the Employee to be on a medical leave of absence for a period exceeding 180 consecutive days or 180 days in the aggregate in any 12-month period.

7. Definitions. As used in this Agreement, the following terms have the following meanings:

               a.       "Good Reason" means:

                             i. a material reduction in Employee's duties that is inconsistent with Employee's position as Chief Financial Officer of Kinetics or a change in Employee's reporting relationship such that Employee no longer report directly to the CEO;

                             ii. Employee's no longer being Chief Financial Officer of Kinetics or, in the case of a Change in Control, of the surviving entity or acquirer that results from any Change in Control;

                             iii. any reduction in Employee's base annual salary or target bonus (other than in connection with a general decrease in the salary or target bonuses for all officers of Kinetics) without Employee's consent;

                             iv. a material breach by Kinetics of any of its obligations hereunder after providing Kinetics with written notice and an opportunity to cure within 30 business days;

                             v. a requirement by Kinetics that Employee relocate Employee's principal office to a facility more than 50 miles from Kinetics' current headquarters; or

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                             vi.     failure of any successor to assume this
                                     agreement pursuant to Section 14(b) below.

               b.       "Cause" means:

                             i. gross negligence or willful misconduct in the performance of Employee's duties to Kinetics that has resulted or is likely to result in substantial and material damage to Kinetics. No act or failure to act by Employee shall be considered "willful" if done or omitted by Employee in good faith with reasonable belief that Employee's action or omission was in the best interests of Kinetics.

                             ii. material failure in the performance of Employee's duties to Kinetics (other than gross negligence or willful misconduct described above) after a written demand for substantial performance is delivered to Employee by the Company which specifically identifies the manner in which the Company believes Employee have not substantially performed Employee's duties and Employee have been provided with a reasonable opportunity, of not less than 30 days, to cure any alleged material failure in performance;

                             iii.    commission of any act of fraud with
                                     respect to Kinetics; or

                             iv.     conviction of a felony or a crime
                                     involving moral turpitude either of which causes or reasonably could cause material harm to the business and affairs of Kinetics.

               c.       "Change in Control" means

                             i.      The acquisition (other than from the
                                     Company) by any person, entity or "group", within the meaning of section 13(d) (3) or 14 (d) (2) of the Securities and Exchange Act of 1934 (the "Exchange Act"), (excluding, for this purpose, Kinetics or its subsidiaries, or any employee benefit plan of Kinetics or its subsidiaries which, or any current holder of more than 5% of the Company's outstanding securities whom acquires beneficial ownership of voting securities of Kinetics) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Kinetics' then outstanding voting securities entitled to vote generally in the election of directors; or

                             ii.     the individuals who, as of the date
                                     hereof, constitute the Board (the
                                     "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Kinetics' shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of the office is in connection with an actual or threatened election contest relating to the election of the directors of Kinetics, as such terms are used in Rule 14a-l1 of Regulation 14A promulgated under the Exchange Act) shall be, for the purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                             iii. Approval of the stockholders of Kinetics of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of Kinetics immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of Kinetics or of the sale of all or substantially all of the assets of Kinetics.

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8.       Separation Benefits. Upon termination of Employee's employment with
         Kinetics for any reason, Employee will receive payment for all unpaid salary and vacation accrued to the date of Employee's termination of employment; and Employee's benefits will be continued under Kinetics' then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, subject to Employee's execution of a termination and general release agreement, Employee will also be entitled to receive severance benefits as set forth below. Kinetics' termination and general release agreement will contain provisions specifying that Employee will not solicit employees for a period of one year after any final payment, that Employee shall not compete to the extent legally enforceable while receiving payments from the Employer, that the termination and general release agreement shall be confidential, that neither Employee nor Kinetics shall disparage the other party, and that Employee shall have no waivable claims against Kinetics that survive that agreement, other than as set forth in
         Section 13, below. Within sixty days of the signing of this Agreement the parties shall agree upon a model termination and general release agreement available to be used in conjunction with this Section.

9.       Severance Benefits.

               a. In the event of a Voluntary Termination or a Termination for Cause, Employee will not be entitled to Severance Benefits. In the event of Employee's Constructive Termination or Termination without Cause during the Term of this Agreement after September 30, 2003, Employee will be entitled to:

                             i. A severance payment equal to eighteen months of Employee's then-current annual base salary. All amounts due under this
                                     Section 9 shall be payable as follows: 20% within seven days, 30% within 60 days, and the remaining unpaid balance within 180 days from the date of such termination, in accordance with Kinetics' normal payroll practices with such payroll deductions and withholdings as are required by law, provided, that Employee provide Kinetics with reasonable transition services during such period after the date of termination; and

                             ii. Accelerated vesting and exercisability of that portion of Employee's outstanding unvested options to purchase Kinetics Common Stock that would have vested within two years from the date of the Constructive Termination or Termination without Cause, with all vested options exercisable for a period of two years from the date of Employee's Constructive Termination or Termination without Cause.

         For the purpose of this agreement, termination by death or disability shall not create eligibility for the severance benefits provided for a Constructive Termination or a Termination Without Cause.

               b. If Employee's severance and other benefits provided for in this Section 9 constitute "parachute payments" within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Employee's severance and other benefits under this
                        Section 9 will be payable, at Employee's election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by
                        Section 4999, in Employee's receipt on an after-tax basis of the greatest amount of severance and other benefits.

               c. No payments due Employee hereunder shall be subject to mitigation or offset.

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10.      Indemnification Agreement. Within 60 days of the Effective Date,
         Kinetics will enter into a standard form of indemnification agreement for officers and directors to indemnify Employee against certain liabilities Employee may incur as an officer or director of Kinetics. It is intended that this agreement will provide for the maximum indemnification reasonably available for acts or failure to act when the conduct is within the scope of the officer's or director's actual or apparent authority.

11. No Solicitation. During the term of Employee's employment with Kinetics and for one year thereafter, Employee will not, on behalf of Employee or any third party, solicit or attempt to induce any employee of Kinetics to terminate his or her employment with Kinetics.

12. Arbitration. The parties agree that any dispute regarding the interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services ("JAMS") under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum. The filing fees and arbitrator's fees and costs in such arbitration will be borne by Kinetics. The parties will be entitled to reasonable discovery of essential matters as determined by the arbitrator. In the arbitration, the parties will be entitled to all remedies that would have been available if the matter were litigated in a court of law.

13. Survival. In the event that this Agreement expires or is terminated, Kinetics' payment obligations to Employee as set forth herein shall survive such expiration or termination. Following the expiration hereof, any continuation of Employee's employment with the Company shall be unaffected by the terms hereof, and shall be upon terms determined by the Company and subject to the Company's regular employment policies applicable to other senior executives of Kinetics.

14.      Miscellaneous.

             a. Attorneys Fees. If a legal action or other proceeding is brought for enforcement of this agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

             b. Successors. This agreement is binding on and may be enforced by Kinetics and its successors and assigns and is binding on and may be enforced by Employee and Employee's heirs and legal representatives. Any successor to Kinetics or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Kinetics' obligations under this agreement.

             c. Notices. Notices under this agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Employee will be addressed to Employee at the home address that Employee has most recently communicated to Kinetics in writing. Notices to Kinetics will be addressed to its CEO with copy to the Chief Financial Officer at Kinetics' corporate headquarters.

             d. Waiver. No provision of this agreement will be modified or waived except in writing signed by Employee and an officer of Kinetics duly authorized by its Board of Directors.

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                  No waiver by either party of any breach of this agreement by the other party will be considered a waiver of any other breach of this agreement.

         e. Entire Agreement. This agreement, along with the Confidentiality, Development and Nondisclosure Agreement between Employee and the Company dated on or about February 28, 2000, represents the entire agreement between us concerning the subject matter of Employee's employment by Kinetics, unless otherwise referenced in this Agreement

         f. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement is unenforceable for any reason whatsoever, such provision shall be appropriately limited and given effect to the extent that it may be enforceable.

         g. Governing Law. This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

The parties hereto acknowledge and agree to the terms of this Agreement by their signatures below, effective as of the date first written above.

KINETICS GROUP, INC.                              EMPLOYEE

/s/ DAVID J. SHIMMON                              /s/ JOHN P. FERRON
----------------------------                      -----------------------------
David  J. Shimmon, CEO                            John P. Ferron

Acknowledged & Agreed this_____________day of October 2003 by the Compensation Committee of the Company's Board of Directors.

/s/ WILLIAM MATTHES
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William Matthes, Member